Exhibit 1

TIB - THE INDEPENDENT BANKERSBANK

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is made and entered into to be effective as of December 15, 2008, by and between TIB – THE INDEPENDENT BANKERSBANK (“Lender”) and DAVID BROOKS (“Borrower”).

WHEREAS, Borrower and Lender entered into that certain $1,106,655.00 loan transaction (as amended, modified, and increased, the “Existing Loan”), dated on or about December 28, 2004; and

WHEREAS, Borrower is or will be the owner of 291,000 shares (“Stock”) of the outstanding common stock of INDEPENDENT BANK GROUP, INC. (“IBG”), who is merging with Independent Bank Group Central Texas (“IBGCT”), and Borrower has applied to Lender for a loan (“Loan”) in an amount of up to $2,000,000.00, which loan will, in part, refinance the Existing Loan, plus provide Borrower with funds to purchase additional post-merger stock of IBG; and

WHEREAS, Borrower has, of even date herewith, executed and delivered to Lender a Promissory Note (“Note”) in the original stated principal amount of the Loan, which Note will pay off and replace the note evidencing the Existing Loan, and Borrower has executed and delivered that certain Pledge Agreement (“Pledge”) in favor of Lender, dated of even date herewith, covering the Stock, and various other Loan Documents (as defined below), as security for the Loan.

NOW THEREFORE, in connection with the Loan, and in consideration of Lender’s commitment to fund proceeds of the Loan, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Average Assets” means, at any particular time, all amounts which, in conformity with GAAP, would be included as average assets on the balance sheet of Bank less (i) allowances for loan and lease losses, and (ii) goodwill and other intangible assets.

“Bank” means Independent Bank (McKinney).

“Classified Assets” means, at any particular time, all assets of IBG or Bank classified as “Loss,” “Doubtful,” or “Substandard” or in any equivalent category by IBG, Bank, or any governmental or regulatory authority.

“Equity Capital” means, at any particular time, the sum of Bank’s common capital stock, surplus (excluding surplus related to preferred stock), perpetual preferred stock and related surplus, and retained earnings, determined in accordance with GAAP, exclusive of allowances for loan and lease losses.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower to Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of Borrower under this Agreement, the Note, and the other Loan Documents, and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

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“Primary Capital” means the sum of Bank’s Equity Capital plus one hundred percent (100%) of its allowances for possible loan and lease losses.

“Return on Average Assets” means at any particular time for any specified period the ratio, expressed as a percentage, of Bank’s net income after taxes to Average Assets determined at the end of such period.

“Total Assets” means, at any particular time, all amounts which, in conformity with GAAP, would be included as assets on a balance sheet of Bank less (i) allowances for loan and lease losses, and (ii) goodwill and other intangible assets.

2. Conditions. Lender agrees to make and advance said Loan upon, and Borrower agrees to accept the Loan in accordance with, the provisions hereof and the other documents securing and evidencing the Loan (“Loan Documents”), and the Loan shall be advanced only upon and subject to the following conditions:

a. Borrower has fully complied with all the provisions of this Agreement and is otherwise entitled to such advance; and

b. The terms and conditions of the Note, Pledge, and other Loan Documents have been fully complied with and there is then no existing default (or event which, following the passage of time, or giving of notice, or both, would be a default thereunder).

3. Representations and Warranties. To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender as follows:

(a) IBG (i) is a corporation or banking association duly organized, validly existing, and in good standing under the laws of its state of organization; (ii) has all requisite corporate power to own assets and carry on its business as now being or as proposed to be conducted; (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, financial condition, or operations; and (iv) is authorized to issue the Stock. Borrower has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

(b) The borrowing hereunder and the execution, delivery and performance by Borrower of this Agreement, the Note, and the other Loan Documents have been duly authorized by all necessary action and are not in contravention of any law, rule or regulation or of the terms of any agreement or instrument to which Borrower is a party or by which it may be bound.

(c) This Agreement, the Note, and the other Loan Documents to which Borrower is a party, when delivered, shall constitute the legal, valid, and binding obligation of Borrower, enforceable against Borrower, in accordance with its respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

(d) Each financial statement of Borrower heretofore delivered to Lender was prepared in conformity with GAAP and truly disclosed Borrower’s financial condition (including all of Borrower’s contingent liabilities) as of the date thereof, and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statement of Borrower delivered to Lender.

(e) No litigation or governmental proceeding is pending, or, to the knowledge of Borrower, threatened against or affecting Borrower, which may result in any material adverse change in Borrower’s business, properties or operations.

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(f) Borrower owns, and with respect to Collateral (as defined in the Pledge) acquired after the date hereof, Borrower will own, legally and beneficially, the Collateral free of any lien or claim or any right or option on the part of any third party to purchase or otherwise acquire the Collateral or any part thereof, except for any shareholder agreements between Borrower and Vincent Viola and the security interest granted to Lender pursuant to the Pledge and the Stock Power and Assignment. The Collateral is not subject to any restriction on transfer or assignment except for compliance with applicable federal and state securities laws and regulations promulgated thereunder. All of the Collateral has been duly and validly issued and is fully paid and nonassessable. Upon completion of the Merger, the authorized capital stock of IBG is 10,000,000 shares of common stock, par value $1.00 per share, of which 1,973,307 shares are issued and outstanding. All of the outstanding capital stock of IBG has been validly issued, is fully paid, and is non-assessable. The Stock will constitute 14.8% of the issued and outstanding shares of common capital stock of IBG. There are no existing subscriptions, options, warrants, calls, or rights (other than preemptive rights set forth in their respective articles of incorporation) to acquire, and no existing Debt, securities, or other instruments convertible into or exchangeable for, capital stock of IBG.

(g) No certificate or statement herewith or heretofore delivered by Borrower to Lender in connection herewith, or in connection with any transaction contemplated hereby, contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading.

(h) No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is or will be necessary for the execution, delivery, or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

(i) Borrower is not in violation in any material respect of any law, rule, regulation, order, or decree of any court, governmental authority, or arbitrator or any agreement to which he is a party.

4. Affirmative Covenants. Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower will observe and perform the following positive covenants, unless Lender shall otherwise consent in writing:

(a) Borrower will cause IBG to furnish to Lender as soon as available, and in any event within ninety (90) days after the end of each fiscal year, a copy of the annual audit report of IBG for such fiscal year containing, on a consolidated and unconsolidated basis, balance sheets, statements of income, statements of retained earnings, statements of changes in financial position, and cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP.

(b) Borrower will promptly furnish to Lender, at Lender’s request and within Lender’s sole discretion, a certificate stating that to the best of Borrower’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and showing in reasonable detail the calculations demonstrating compliance with Sections 5(d), 5(e), 5(f), and 5(h) hereof.

(c) Promptly, and in any event within ninety (90) days after each June 30 and December 31, Borrower will cause IBG to deliver to Lender a copy of a financial report of IBG for such period, prepared in conformity with GAAP, and which fairly and accurately states IBG’s financial condition at such time (including all assets, liabilities, contingent liabilities, and cash flow); such financial report shall include without limitation a copy of the most recent Federal Reserve Forms Y-9SP, Y-6, and/or Y-6A as sent to the Federal Reserve Bank of Dallas.

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(d) As soon as available, and in any event within forty-five (45) days after the anniversary date of the previous financial statement of Borrower delivered to Lender, Borrower will cause to be provided to Lender a copy of (i) an unaudited financial report of Borrower for the previous twelve (12) months, such report to include Borrower’s actual cash flow statement for such year, certified by Borrower, prepared in conformity with sound accounting principals consistently applied, and which fairly and accurately states Borrower’s financial condition (including all assets, liabilities, and contingent liabilities), (ii) a projected cash flow statement for Borrower for the forthcoming year, and (iii) a true and correct copy of Borrower’s tax return promptly upon filing of same with the Internal Revenue Service.

(e) Promptly, and in any event, prior to December 31 of each and every year during the term of the Loan (including renewals, modifications, and/or extensions thereof), Borrower shall and shall cause Bank to create and deliver to Lender a comprehensive and detailed fiscal budget for the forthcoming year, such budget to include projected cash flow information and a pro forma balance sheet.

(f) As soon as available, and in any event within sixty (60) days after the end of each fiscal quarter, Borrower will deliver to Lender copies of all Reports of Condition and Reports of Income of Bank as filed with the appropriate regulatory authorities.

(g) As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, Borrower will furnish to Lender a report identifying the Classified Assets of Bank.

(h) As soon as available, Borrower will furnish to Lender one copy of each financial statement, report, notice, or proxy statement sent by IBG to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by IBG with any securities exchange or the Securities and Exchange Commission or any successor entity, and any material order issued by any court, governmental authority, or arbitrator in any proceeding to which either Borrower, IBG, or Bank is a party.

(i) As soon as available, and in any event within sixty (60) days after receipt by IBG, Borrower will furnish to Lender copies of the Uniform Bank Performance Report for Bank prepared by the Federal Financial Institutions Examination Council or any successor entity.

(j) Borrower will promptly inform Lender of any litigation against either Borrower, IBG, or Bank or affecting Borrower’s, IBG’s, or Bank’s property, if such litigation or potential litigation might, in the event of an unfavorable outcome, have a material adverse effect on Borrower’s, IBG’s , or Bank’s financial condition or might cause an Event of Default.

(k) Borrower will promptly furnish to Lender, at Lender’s request and within Lender’s sole discretion, such additional financial or other information concerning the assets, liabilities, operations and transactions of Borrower, IBG, or Bank as Lender may from time to time request.

(l) Borrower will promptly pay when due any and all taxes, assessments and governmental charges upon Borrower or against any of Borrower’s property, unless the same is being contested in good faith by appropriate proceedings and reserves deemed adequate by Lender have been established therefor.

(m) Borrower will cause IBG and Bank to maintain their existence and promptly comply with all laws, statutes, ordinances, governmental regulations, agreements, contracts, and instruments applicable to or binding upon them or to any of their property, business, operations and transactions.

(n) Borrower will cause IBG and Bank to maintain, with financially sound and reputable insurance companies or associations, insurance of the kinds, covering the risks and in the relative proportionate amounts, usually carried by companies engaged in businesses similar to that of IBG and Bank (such insurance to be in any event in such amounts and covering such risks as shall be satisfactory to Lender), and, at Lender’s request, deliver to Lender evidence of the maintenance of such insurance.

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(o) As soon as available, and in any event within thirty (30) calendar days after each meeting of the board of directors of IBG or Bank, Borrower will promptly deliver or cause to be delivered to Lender the directors’ report from such meeting including the minutes of such meeting and the monthly board package from such meeting.

(p) Borrower will cause Bank to maintain at all times a liquidity position determined by the ratio of total deposits to total loans which is in accordance with the guidelines recommended by applicable federal bank regulatory authorities and is deemed satisfactory at each regulatory examination of Bank.

(q) Borrower will cause Bank to maintain federal deposit insurance and to be a member of the Federal Deposit Insurance Corporation.

(r) Borrower will notify Lender, within five (5) days of the occurrence thereof, of the occurrence of an Event of Default or event which with the giving of notice or lapse of time or both would constitute an Event of Default.

(s) Borrower will permit and cause IBG and Bank to permit a representative of Lender to attend all meetings of the board of directors of IBG and Bank, whether regular meetings or specially called meetings.

(t) Borrower will promptly furnish to Lender written notice of (i) the issuance of any notice of charges, cease-and-desist order (temporary or otherwise) or order to take affirmative action by any governmental or regulatory authority against Borrower, IBG, or Bank or any director, officer, employee, agent, or other person participating in the conduct of the affairs of Borrower, IBG, or Bank, (ii) the service of any notice of intention to remove from office or notice of intention to suspend from office by any governmental or regulatory authority upon any director or officer of Borrower, IBG, or Bank, (iii) the issuance of a notice of termination of the status of Bank as an insured bank under the Federal Deposit Insurance Corporation Act, as amended, or (iv) the entry into any agreement or memorandum of understanding between any governmental or regulatory authority and Borrower, IBG, or Bank or any director, officer, employee, agent, or other person participating in the conduct of the affairs of IBG or Bank.

(u) Borrower shall maintain in good standing, by punctual payment of the premiums due thereon, key-man life insurance issued by a reputable insurance company on the life of Borrower in the minimum amount of $2,000,000.00, and on the life of Vincent Viola (“Viola”) in the minimum amount of $3,000,000.00 (the “Key-Man Policies”). The Key-Man Policies shall be assigned to Lender as security for the Obligations; provided that only $1,000,000.00 of Borrower’s policy shall secure the Obligations. In the event of the death of the insured, Borrower will give prompt notice thereof to Lender and Lender will have the right to apply the proceeds of the Key-Man Policies or any portion thereof to the prepayment of the Obligations, together with accrued interest thereon.

(v) If Lender in its sole discretion believes that it is advisable that the loan portfolio of Bank should be reviewed during any year during the term of the Loan, Borrower will provide or cause to be provided to Lender a third party loan review of Bank’s loan portfolio conducted by an independent third party acceptable to Lender, such review to begin within ninety (90) days after Lender’s written request therefor.

(w) Omitted

(x) Borrower shall cause Bank to maintain minimum Equity Capital of $60,000,000.00, to be analyzed on a quarterly basis.

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(y) Borrower shall cause Bank to be Well Capitalized (as defined by the FDIC), including maintaining a minimum Total Risk Based Capital Ratio (Tier 1 and Tier 2 Capital divided by risk-weighted assets) equal to or greater than ten percent (10%) or such greater percentage as may be required by applicable regulatory authorities, to be tracked on a quarterly basis.

5. Negative Covenants. Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower will perform and observe the following negative covenants, unless Lender shall otherwise consent in writing:

(a) Borrower will not permit to occur any material adverse changes in his financial position nor make any loans or investments that would materially and negatively affect his net worth without Lender’s prior written consent;

(b) Following the Merger, Borrower will not permit IGB or Bank to reorganize, merge, or consolidate with, or acquire all or substantially all of the assets of, any other company, firm or association, or make any other substantial change in their respective capitalization or character of its business.

(c) Borrower will not permit IBG or Bank to sell, lease, or otherwise dispose of any of its assets used or useful in its business, except in the regular course of business for reasonably equivalent consideration;

(d) Borrower will not permit the Classified Assets of Bank to at any time exceed fifty percent (50%) of the Primary Capital of Bank;

(e) Borrower will not permit the ratio of Bank’s Equity Capital to its Total Assets to at any time be less than the greater of six and one-half percent (6.5%) or such greater percent as may be required by applicable regulatory authorities, to be tracked on a quarterly basis.

(f) Borrower will not permit IBG or Bank to enter into any speculative activities or securities hedging;

(g) Borrower will not permit Bank’s Return on Average Assets to be less than 1.00%, calculated quarterly:

(h) Borrower will not permit IBG or Bank to make any change in accounting treatment or reporting practices, except as required by GAAP; and

(i) Borrower will not consent to or vote in favor of or take any action to support the granting of a security interest in the stock of IBG or Bank without Lender’s prior written consent.

6. An “Event of Default” as used in this Agreement or any other of the Loan Documents shall mean the occurrence of any of the following events:

a. the failure of Borrower to make due and punctual payment of the Note or of any other secured indebtedness or of any installment of principal thereof or interest thereon, or of any other amount required to be paid under the Note or the Pledge, as the same shall become due and payable, whether at maturity or when accelerated pursuant to any power to accelerate contained in the Note or contained herein and such failure shall continue for five (5) days after written notice from Lender to Borrower; or

b. the failure of Borrower to timely and properly observe, keep or perform any covenant, agreement, warranty or condition herein required to be observed, kept or performed if such failure continues for twenty (20) days after Borrower is notified thereof; or

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c. without the prior written consent of the Lender, Borrower sells, exchanges, assigns, transfers, conveys or otherwise disposes of all or any part of the Stock or any interest therein, or legal or equitable title to the Stock or any interest therein is vested in any other party, in any manner whatsoever, by operation of law or otherwise, it being understood that the consent of the Lender required hereunder may be refused by the Lender in its sole discretion or may be predicated upon any terms, conditions and covenants deemed advisable or necessary in the sole discretion of the Lender, including but not limited to the right to change the interest rate, date of maturity or payments of principal or interest on the Note, to require payment of any amount as additional consideration as a transfer fee or otherwise and to require assumption of the Note and the Pledge; or

d. This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents.

e. Borrower shall fail, at any time, to own and have pledged to Lender at least the percentage of the issued and outstanding shares of common capital stock of IBG stated in Section 3(f), above, or such security interest in favor of Lender shall at any time fail to be a first priority perfected lien and security interest.

f. The Stock shall be subject to a security interest other than security interests in favor of Lender.

g. a default occurs under any other agreements or instruments evidencing or relating to the Obligations; or

h. the failure of Borrower to maintain its existence and authority to do business, if Borrower is an entity; or

i. the death or insolvency of Borrower, if applicable, or of a guarantor, if any, of the secured indebtedness; or

j. any representation contained herein or in the Pledge Agreement is false or misleading in any material respect; or

k. Lender in good faith deems itself insecure and/or reasonably determines that the prospect of Loan repayment is in question.

l. the failure of IBG to merge with IBGCT on or before January 6, 2009, or the failure of Borrower to deliver additional shares of common stock received by Borrower in such merger to Lender prior to January 6, 2009.

7. Borrower agrees to pay to Lender the reasonable attorney’s fees and expenses of Lender’s counsel, and any actual expenses incurred by the Lender in connection with the consummation of the transactions contemplated by this Loan Agreement.

8. This Agreement is made for the sole protection and benefit of Borrower and of Lender and no other person or persons shall be deemed to have any privity of contract hereunder nor any right of action of any kind hereon.

9. No waiver by Lender of any breach of any covenant of Borrower herein contained shall be construed as a waiver of any subsequent breach of the same or any other covenant herein contained.

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10. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns in the event said party is a corporation or other legal entity, and said party’s respective heirs, executors and personal representatives in the event said party is an individual.

11. The terms and conditions of this Agreement shall be construed pursuant to and in accordance with laws of the State of Texas and all of the covenants and obligations hereunder are fully enforceable and performable in Dallas County, Texas.

IN WITNESS WHEREOF, this Agreement was executed to be effective as of the date first written above.

BORROWER:

/s/ David Brooks
David Brooks

LENDER:

TIB – THE INDEPENDENT BANKERSBANK

By:	/s/ J. Rick Jamieson
J. Rick Jamieson, Senior Vice President

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TIB – The Independent BankersBank

RENEWAL, EXTENSION, AND MODIFICATION OF LOAN

(David R. Brooks)

THIS MODIFICATION OF LOAN (this “Modification”) is made by and between DAVID R. BROOKS (“Borrower”) and TIB–THE INDEPENDENT BANKERSBANK (“Lender”), to be effective as of the 15th day of December, 2009.

RECITALS:

WHEREAS, Borrower executed and delivered to Lender that certain Promissory Note, dated December 15, 2008, in the stated principal amount of Two Million and No/100 Dollars ($2,000,000.00) (the “Note”); and

WHEREAS, as partial security for the Note, Borrower delivered to Lender that certain Pledge Agreement (the “Pledge Agreement”), dated of even date with the Note, pledging Borrower’s stock (the “Stock”) in Independent Bank Group, Inc. (“IBG”); and

WHEREAS, as additional security for the Note, Borrower delivered to Lender an Assignment of Life Insurance Policy on Policy No. 48140365, insuring Borrower in the face amount of $2,000,000.00, issued by New York Life Insurance Company (but limited as provided therein); and

WHEREAS, to further evidence the loan (“Loan”) evidenced by the Note, Borrower and Lender executed that certain Loan Agreement (the “Loan Agreement”) of even date with the Note and Pledge Agreement; and

WHEREAS, all obligations and indebtedness now existing or hereafter from time to time owing to the Lender under the Note, Pledge Agreement, Loan Agreement, or other documents which have been executed by Borrower from time to time to secure or evidence the Note (as hereby renewed, modified, and extended) are sometimes collectively referred to herein as the “Obligations” (and the Note, Pledge Agreement, Loan Agreement, and all documents evidencing the Loan described therein are herein collectively, the “Loan Documents”); and

WHEREAS, Borrower desires to increase the amount of the loan to allow him to purchase more Stock, and to otherwise modify the terms of the Obligations, and Lender agrees to such increase and modification pursuant to the terms hereof.

AGREEMENTS:

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The parties hereby acknowledge that, after an additional funding of $250,000 to Borrower simultaneous herewith, the outstanding principal balance of the Note shall be, and the maximum amount of the Note is hereby increased to, $2,100,000.00 (“Principal Amount”).

2.	From the date hereof, Borrower promises to pay to Lender the Principal Amount, together with interest thereon as described in the Note and herein, and to perform all of the covenants and obligations under the Loan Agreement and other Loan Documents.

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3.	The Floor (as defined in the Note) shall be increased to four and one-tenth percent (4.10%).

4.	The Note shall be amended so that payments of principal (in an amount necessary to amortize the Principal Amount over a 108-month period), plus accrued and unpaid interest, shall be due and payable commencing on January 25, 2010 and continuing on the last day of each April 25, July 25, October 25, and January 25 thereafter until and including December 15, 2013, on which date all accrued interest, principal (which will be a balloon payment), and other charges under the Note and Loan shall be fully due and payable.

5.	Section B.1 of the Pledge Agreement shall be amended to provide for the pledge of an additional 4,550 shares of Stock (the “New Shares”), so that Section B.1. of the Pledge Agreement shall now read:

295,550 shares of the outstanding Common Stock of Independent Bank Group, Inc. (“IBG”).

Further, Borrower agrees to deliver certificates representing the New Shares and blank stock powers therefor to Lender within twenty-one (21) days of the date hereof. Additionally, the terms of that certain Letter of Agreement (the “Agreement”), dated effective January 1, 2009, between Lender and Borrower, wherein Borrower agrees to deliver certain Restricted Shares (as defined therein) to Lender, shall continue to apply. Following delivery of the New Shares, Lender will have 272,473 shares of stock in its possession, with the remainder of the Collateral to be delivered to Lender in accordance with the terms of the Agreement.

6.	Borrower, for himself and his heirs, successors and assigns, does hereby (a) acknowledge that Lender has performed all of its obligations to date under the Loan Documents, and (b) waive, release, and discharge Lender and its agents, employees, officers, directors, and attorneys (collectively, the “Released Parties”) from any and all of Lender’s duties, obligations, and liabilities arising under, based upon or associated with, directly or indirectly, the Note, Pledge Agreement, Loan Agreement, and any other Loan Documents, existing as of the date of this Modification, and further does hereby waive any and all claims and causes of action of any kind or character, arising under, based upon, or associated with, directly or indirectly, the Loan Documents or the acts, actions, or omissions of the Released Parties in connection therewith, existing as of the date hereof, whether known or unknown, asserted or unasserted, equitable or at law, arising under or pursuant to common or statutory law, rules, or regulations.

7.	Borrower hereby ratifies, reaffirms and confirms any and all covenants, agreements, or promises heretofore made by Borrower to Lender in connection with the Loan, Note, Pledge Agreement, Loan Agreement, or other Loan Documents, and all renewals thereof.

8.	Borrower agrees, simultaneously with and as a condition precedent to the execution hereof, to pay all fees, costs, and expenses of Lender incurred in connection with the preparation and administration of this Modification, including, without limitation, attorneys’ fees.

9.	It is hereby agreed and acknowledged that other parties, if any, who are liable in any part for the Obligations, but who are not hereby executing this Modification, are in no way released or discharged from such Obligations, nor are Lender’s rights against such persons or entities waived or negatively impacted by the execution of this Modification.

10.	If any provision of this Modification or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Modification or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

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11.	Except as amended hereby, the Note, Pledge Agreement, Loan Agreement, and other Loan Documents remain unmodified and in full force and effect.

12.	THE NOTE, PLEDGE AGREEMENT, LOAN AGREEMENT, AND OTHER WRITTEN LOAN DOCUMENTS, AS MODIFIED BY THIS MODIFICATION, REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BORROWER AND LENDER.

Executed to be effective as of the effective date first written above.

LENDER:		BORROWER:

TIB – THE INDEPENDENT BANKERSBANK

/s/ David R. Brooks
By:	/s/ J. Rick Jamieson	David R. Brooks
J. Rick Jamieson, Senior Vice President

STATE OF TEXAS	)
)
COUNTY OF COLLIN	)

The foregoing instrument was acknowledged before me this 11th day of December, 2009, by DAVID R. BROOKS.

/s/ Brandi Mattis Martinez
Notary Public in and for the State of Texas

STATE OF TEXAS	)
)
COUNTY OF DALLAS	)

The foregoing instrument was acknowledged before me on the 15th day of December, 2009, by J. RICK JAMIESON, Senior Vice President of TIB – THE INDEPENDENT BANKERSBANK, on behalf of said bank.

/s/ Carly Larsen Hodges
Notary Public in and for the State of Texas

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TIB – The Independent BankersBank

RENEWAL, EXTENSION, AND MODIFICATION OF LOAN

(David R. Brooks)

THIS RENEWAL, EXTENSION, AND MODIFICATION OF LOAN (this “Modification”) is made by and between DAVID R. BROOKS (“Borrower”) and TIB—THE INDEPENDENT BANKERSBANK (“Lender”), to be effective as of the 25th day of January, 2011.

RECITALS:

WHEREAS, Borrower executed and delivered to Lender that certain Promissory Note, dated December 15, 2008, in the stated principal amount of Two Million and No/100 Dollars ($2,000,000.00) (as previously renewed, extended, and modified, the “Note”); and

WHEREAS, as partial security for the Note, Borrower delivered to Lender that certain Pledge Agreement (as previously renewed, extended, and modified, the “Pledge Agreement”), dated of even date with the Note, pledging Borrower’s stock (the “Stock”) in Independent Bank Group, Inc. (“IBG”); and

WHEREAS, as additional security for the Note, Borrower delivered to Lender an Assignment of Life Insurance Policy on Policy No. 48140365, insuring Borrower in the face amount of $2,000,000.00, issued by New York Life Insurance Company (but limited as provided therein); and

WHEREAS, to further evidence the loan (“Loan”) evidenced by the Note, Borrower and Lender executed that certain Loan Agreement (the “Loan Agreement”) of even date with the Note and Pledge Agreement; and

WHEREAS, all obligations and indebtedness now existing or hereafter from time to time owing to the Lender under the Note, Pledge Agreement, Loan Agreement, or other documents which have been executed by Borrower from time to time to secure or evidence the Note (as heretofore and hereby renewed, extended, and modified) are sometimes collectively referred to herein as the “Obligations” (and the Note, Pledge Agreement, Loan Agreement, and all documents evidencing the Loan described therein are herein collectively, the “Loan Documents”); and

WHEREAS, Borrower desires to modify the terms of the Loan and extend the time for Borrower’s performance of the Obligations, and Lender agrees to such modification and extension pursuant to the terms hereof.

AGREEMENTS:

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The parties hereby acknowledge that, upon Borrower’s payment of a principal reduction in the amount of $58,333.33, plus accrued interest, on or before execution hereof, the outstanding principal balance of the Note will be $1,808,333.35 (“Principal Amount”). The parties further agree that the Loan is fully funded and there are no funds available to be drawn under the Loan. From the date hereof, Borrower promises to pay to Lender the Principal Amount, together with interest thereon as described in the Note and modified herein, and to perform all of the covenants and obligations under the Loan Agreement and other Loan Documents.

2.	The Floor (as defined in the Note and subsequently amended) shall be increased to four and one-quarter percent (4.25%) per annum.

3.	Quarterly payments of principal (in an amount necessary to amortize the Principal Amount over a 96-month period), plus accrued and unpaid interest, shall be due and payable commencing on April 25, 2011 and continuing on each April 25, July 25, October 25, and January 25 thereafter until and including January 25, 2014 (which shall be the amended maturity date of the Note), on which date all accrued interest, principal (which will be a balloon payment), and other charges under the Note and Loan shall be fully due and payable.

4.	Section 4(x) of the Loan Agreement is hereby amended to read as follows:

Borrower shall cause Bank to maintain minimum Equity Capital of $90,000,000.00, to be analyzed on a quarterly basis.

5.	Borrower, for himself and his heirs, successors and assigns, does hereby (a) acknowledge that Lender has performed all of its obligations to date under the Loan Documents, and (b) waive, release, and discharge Lender and its agents, employees, officers, directors, and attorneys (collectively, the “Released Parties”) from any and all of Lender’s duties, obligations, and liabilities arising under, based upon or associated with, directly or indirectly, the Note, Pledge Agreement, Loan Agreement, and any other Loan Documents, existing as of the date of this Modification, and further does hereby waive any and all claims and causes of action of any kind or character, arising under, based upon, or associated with, directly or indirectly, the Loan Documents or the acts, actions, or omissions of the Released Parties in connection therewith, existing as of the date hereof, whether known or unknown, asserted or unasserted, equitable or at law, arising under or pursuant to common or statutory law, rules, or regulations.

6.	Borrower hereby ratifies, reaffirms and confirms any and all covenants, agreements, or promises heretofore made by Borrower to Lender in connection with the Loan, Note, Pledge Agreement, Loan Agreement, or other Loan Documents, and all renewals thereof.

7.	Borrower agrees, simultaneously with and as a condition precedent to the execution hereof, to pay all fees, costs, and expenses of Lender incurred in connection with the preparation and administration of this Modification, including, without limitation, attorneys’ fees.

8.	It is hereby agreed and acknowledged that other parties, if any, who are liable in any part for the Obligations, but who are not hereby executing this Modification, are in no way released or discharged from such Obligations, nor are Lender’s rights against such persons or entities waived or negatively impacted by the execution of this Modification.

9.	If any provision of this Modification or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Modification or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

10.	Except as amended hereby, the Note, Pledge Agreement, Loan Agreement, and other Loan Documents remain unmodified and in full force and effect.

11.	THE PARTIES HERETO VOLUNTARILY AND KNOWINGLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH, OR RELATED TO ANY OF THE LOAN DOCUMENTS.

12.	THE NOTE, PLEDGE AGREEMENT, LOAN AGREEMENT, AND OTHER WRITTEN LOAN DOCUMENTS, AS MODIFIED BY THIS MODIFICATION, REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BORROWER AND LENDER.

[SIGNATURE PAGE FOLLOWS]

Executed to be effective as of the effective date first written above.

LENDER:		BORROWER:

TIB – THE INDEPENDENT BANKERSBANK

By:	/s/ Tandy L. Hix	/s/ David R. Brooks
	Tandy L. Hix, Senior Vice President	David R. Brooks

STATE OF TEXAS	)
)
COUNTY OF COLLIN	)

The foregoing instrument was acknowledged before me this 26th day of January, 2011, by DAVID R. BROOKS.

/s/ B. Mattis Martinez
Notary Public in and for the State of Texas

STATE OF TEXAS	)
)
COUNTY OF	)

The foregoing instrument was acknowledged before me on the 26th day of January, 2011, by TANDY L. HIX, Senior Vice President of TIB–THE INDEPENDENT BANKERSBANK, on behalf of said bank.

/s/
Notary Public in and for the State of Texas

TIB – The Independent BankersBank

RENEWAL, EXTENSION, AND MODIFICATION OF LOAN

(David R. Brooks)

THIS RENEWAL, EXTENSION, AND MODIFICATION OF LOAN (this “Modification”) is made by and between DAVID R. BROOKS (“Borrower”) and TIB—THE INDEPENDENT BANKERSBANK (“Lender”), to be effective as of the 25th day of January, 2012.

RECITALS:

WHEREAS, Borrower executed and delivered to Lender that certain Promissory Note, dated December 15, 2008, in the stated principal amount of Two Million and No/100 Dollars ($2,000,000.00) (as previously renewed, extended, and modified, the “Note”); and

WHEREAS, as partial security for the Note, Borrower delivered to Lender that certain Pledge Agreement (as previously renewed, extended, and modified, the “Pledge Agreement”), dated of even date with the Note, pledging Borrower’s stock (the “Stock”) in Independent Bank Group, Inc. (“IBG”); and

WHEREAS, as additional security for the Note, Borrower delivered to Lender an Assignment of Life Insurance Policy on Policy No. 48140365, insuring Borrower in the face amount of $2,000,000.00, issued by New York Life Insurance Company (but limited as provided therein); and

WHEREAS, to further evidence the loan (“Loan”) evidenced by the Note, Borrower and Lender executed that certain Loan Agreement (the “Loan Agreement”) of even date with the Note and Pledge Agreement; and

WHEREAS, all obligations and indebtedness now existing or hereafter from time to time owing to the Lender under the Note, Pledge Agreement, Loan Agreement, or other documents which have been executed by Borrower from time to time to secure or evidence the Note (as heretofore and hereby renewed, extended, and modified) are sometimes collectively referred to herein as the “Obligations” (and the Note, Pledge Agreement, Loan Agreement, and all documents evidencing the Loan described therein are herein collectively, the “Loan Documents”); and

WHEREAS, Borrower desires to modify the terms of the Loan and extend the time for Borrower’s performance of the Obligations, and Lender agrees to such modification and extension pursuant to the terms hereof.

AGREEMENTS:

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The parties hereby acknowledge that the outstanding principal balance of the Note is currently $1,575,000.03 (“Principal Amount”). The parties further agree that the maximum amount of the Loan and Note is increased to $2,225,000.00, and Lender will fund Borrower up to an additional $649,999.97. From the date hereof, Borrower promises to pay to Lender the Principal Amount and all additional advances under the Note, together with interest thereon as described in the Note, and to perform all of the covenants and obligations under the Loan Agreement and other Loan Documents.

2.	Quarterly payments of principal (in an amount necessary to amortize the Principal Amount over a 120-month period), plus accrued and unpaid interest, shall be due and payable commencing on July 25, 2012 and continuing on each July 25, October 25, January 25, and April 25 thereafter until February 15, 2015 (which shall be the amended maturity date of the Note), on which date all accrued interest, principal (which will be a balloon payment), and other charges under the Note and Loan shall be fully due and payable.

MODIFICATION OF LOAN — Brooks — Page 1

3.	Section 4(x) of the Loan Agreement is hereby amended to read as follows:

Borrower shall cause Bank to maintain minimum Tangible Equity Capital (defined as Equity Capital [as defined in this Loan Agreement] less intangible assets) of $90,000,000.00, to be analyzed on a quarterly basis.

4.	Borrower, for himself and his heirs, successors and assigns, does hereby (a) acknowledge that Lender has performed all of its obligations to date under the Loan Documents, and (b) waive, release, and discharge Lender and its agents, employees, officers, directors, and attorneys (collectively, the “Released Parties”) from any and all of Lender’s duties, obligations, and liabilities arising under, based upon or associated with, directly or indirectly, the Note, Pledge Agreement, Loan Agreement, and any other Loan Documents, existing as of the date of this Modification, and further does hereby waive any and all claims and causes of action of any kind or character, arising under, based upon, or associated with, directly or indirectly, the Loan Documents or the acts, actions, or omissions of the Released Parties in connection therewith, existing as of the date hereof, whether known or unknown, asserted or unasserted, equitable or at law, arising under or pursuant to common or statutory law, rules, or regulations.

5.	Borrower hereby ratifies, reaffirms and confirms any and all covenants, agreements, or promises heretofore made by Borrower to Lender in connection with the Loan, Note, Pledge Agreement, Loan Agreement, or other Loan Documents, and all renewals thereof.

6.	Borrower agrees, simultaneously with and as a condition precedent to the execution hereof, to pay all fees, costs, and expenses of Lender incurred in connection with the preparation and administration of this Modification, including, without limitation, attorneys’ fees.

7.	It is hereby agreed and acknowledged that other parties, if any, who are liable in any part for the Obligations, but who are not hereby executing this Modification, are in no way released or discharged from such Obligations, nor are Lender’s rights against such persons or entities waived or negatively impacted by the execution of this Modification.

8.	If any provision of this Modification or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Modification or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

9.	Except as amended hereby, the Note, Pledge Agreement, Loan Agreement, and other Loan Documents remain unmodified and in full force and effect.

10.	THE PARTIES HERETO VOLUNTARILY AND KNOWINGLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH, OR RELATED TO ANY OF THE LOAN DOCUMENTS.

MODIFICATION OF LOAN — Brooks — Page 2

11.	THE NOTE, PLEDGE AGREEMENT, LOAN AGREEMENT, AND OTHER WRITTEN LOAN DOCUMENTS, AS MODIFIED BY THIS MODIFICATION, REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BORROWER AND LENDER.

[SIGNATURE PAGE FOLLOWS]

MODIFICATION OF LOAN — Brooks — Page 3

Executed to be effective as of the effective date first written above.

LENDER:		BORROWER:

TIB – THE INDEPENDENT BANKERSBANK

By:	/s/ Tandy L. Hix	/s/ David R. Brooks
	Tandy L. Hix, Senior Vice President	David R. Brooks

STATE OF TEXAS	)
)
COUNTY OF COLLIN	)

The foregoing instrument was acknowledged before me this 12th day of March, 2012, by DAVID R. BROOKS.

/s/ Steven Randale Cowen
Notary Public in and for the State of Texas

STATE OF TEXAS	)
)
COUNTY OF	)

The foregoing instrument was acknowledged before me on the             day of March, 2012, by TANDY L. HIX, Senior Vice President of TIB – THE INDEPENDENT BANKERSBANK, on behalf of said bank.

/s/
Notary Public in and for the State of Texas

MODIFICATION OF LOAN — Brooks — Page 4